SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2017

OROPLATA RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-55088	33-1227980
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
170 S Green Valley Parkway Suite #300 Henderson, NV 89012 (Address of principal executive offices) Tel: (702) 318-7218
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

      .    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 11, 2017, the Board of Directors (the “Board”) of Oroplata Resources, Inc. (the “Company”) accepted the resignation of William Hunter from any and all executive officer positions of the Company, effective as of March 14, 2017.  Mr. Hunter’s resignation is not the result of any material disagreement with the Company regarding its operations, policies or practices. Mr. Hunter will continue to serve the Company as a member of the Board.

On the same date, the Board appointed Douglas Cole to serve as Controller of the Company, effective March 14, 2017. Further in connection with Mr. Hunter’s resignation, the Board appointed Mr. Cole to act as interim Treasurer and interim Secretary until such time as the Company appoints a qualified, permanent replacement to such positions.  Mr. Cole will also continue to serve the Company as a member of the Board.

On March 14, 2017, the Board appointed Michael Mason, the Company’s Chief Executive Officer, to act as interim Chief Financial Officer and to assume such related duties of Principal Financial Officer until such time as the Company appoints a qualified, permanent replacement Chief Financial Officer.

There have been no transactions since the beginning of the Company's last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Messrs. Mason and Cole (or any member of his immediate family) had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K. The appointment of Mr. Mason was not pursuant to any arrangement or understanding between him and any person, other than a director or executive officer of the Company acting in his or her official capacity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OROPLATA RESOURCES, INC.
Date: March 15, 2017	/s/ Michael Mason
Michael Mason, Chief Executive Officer

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